Exhibit 10.22

CREDIT AGREEMENT

OUR TOWN HOSPITALITY, LLC

as Borrower

and

MHI HOSPITALITY TRS, LLC

as Lender

Dated as of January 1, 2020

CREDIT AGREEMENT

This Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of January 1, 2020, is by and between OUR TOWN HOSPITALITY, LLC, a Virginia limited liability company (the “Borrower”), and MHI HOSPITALITY TRS, LLC, a Delaware limited liability company (the “Lender”).

WHEREAS, Sotherly Hotels LP, a Delaware limited partnership, Sotherly Hotels Inc., a Maryland corporation (“Sotherly”), the Lender, Newport Hospitality Group, Inc., a Virginia corporation, and the Borrower are parties to that certain Master Agreement dated as of September 6, 2019 (the “Master Agreement”); and

WHEREAS, in accordance with Section 2(c)(iii) of the Master Agreement, the Borrower has requested that the Lender make available to the Borrower a line of credit to fund its working capital requirements, and the Lender is willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower and the Lender agree as follows:

ARTICLE I

DEFINITIONS

1.1	Definitions

As used in this Agreement, the following terms shall have the following meanings:

“Advance” has the meaning assigned to that term in Section 2.1.

“Advance Date” means any date on which an Advance is made.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, provided that neither the Lender nor any direct or indirect subsidiary of Sotherly, or any of its or their officers, directors or employees shall be considered Affiliates of the Borrower.

“Applicable Law” means, with respect to any Person, (a) all provisions of law, statute, treaty, ordinance, rule, regulation, requirement, restriction, permit, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (b) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound.

“Availability Period” means the period from and including the Closing Date to but excluding the Maturity Date.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing Request” has the meaning assigned to that term in Section 2.2(a).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Virginia are authorized or required by law to remain closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Closing Date” has the meaning assigned to that term in Section 3.1.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings analogous thereto.

“Debtor Relief Laws” means 11 of the United States Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions.

“Default” means any event or condition that constitutes an Event of Default or that with notice, lapse of time or both would become an Event of Default.

“Dollars” means lawful money of the United States of America.

“Events of Default” has the meaning assigned to that term in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, regional, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business that are not more than sixty days past due), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (provided that the amount of any such Indebtedness at any time shall be deemed to be the lesser of (i) the amount of such Indebtedness at such time and (ii) the fair market value of such property, as determined by such Person in good faith at such time), (g) all guaranties by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all direct or contingent obligations of such Person arising under (i) letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person, (j) any equity interest of such Person that, by its terms (or by the terms of any security or other equity interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof, in whole or in part, (iii) provides for scheduled payments or dividends in cash or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other equity interests that would constitute any of the foregoing, in each case, prior to the date that is 91 days after the Maturity Date and (k) all net obligations, contingent or otherwise, of such Person under swap and hedging contracts.

“Indemnified Person” has the meaning assigned to that term in Section 8.4(b).

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property or any payment for property or services for the account or use of others), or any purchase or acquisition of equity interests, evidences of Indebtedness or other securities of, such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, and any purchase or other acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit; except that the endorsement of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower, (b) the ability of the Borrower to perform any of its obligations under this Agreement, (c) the legality, binding effect or enforceability against the Borrower of this Agreement or (d) the rights, remedies and benefits available to the Lender under this Agreement.

“Maturity Date” means January 1, 2021 (except that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day) or any earlier date on which the repayment of the Obligations is accelerated pursuant to the terms hereof.

“Maximum Credit Amount” means $500,000.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under this Agreement or otherwise with respect to any Advance, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of January 1, 2020.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Responsible Officer” means the chief executive officer, president, executive vice president, chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interests in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in the Borrower or any option, warrant or other right to acquire any such equity interests in the Borrower and (b) any payment of management fees or similar fees by the Borrower to any of its equityholders or any Affiliate thereof.

“Taxes” has the meaning assigned to that term in Section 2.7(a).

“Termination Date” means the first date on which all Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full in cash.

ARTICLE II

ADVANCES

2.1	Advances

The Lender may in its discretion make advances (each, an “Advance”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate principal amount outstanding at any time not to exceed the Maximum Credit Amount.

2.2	Making the Advances

(a)Each Advance shall be made, in the Lender’s discretion, on notice given by the Borrower to the Lender not later than 11:00 a.m. ET three (3) Business Days prior to the proposed Advance Date, specifying the date and amount thereof (each, a “Borrowing Request”). The Lender may on the proposed Advance Date, in its discretion, make such Advance available to the Borrower in same-day funds.  The Borrower may borrow, repay and reborrow Advances provided that the aggregate outstanding principal amount of all Advances does not exceed the Maximum Credit Amount at any time.

(b)If requested by the Lender with respect to any Borrowing Request, the Borrower shall include with such Borrowing Request an estimate of its working capital requirements for the three month period immediately following such Borrowing Request and a proposed use of proceeds for the requested Advance.

2.3	Repayment and Prepayment

The Borrower shall repay the aggregate unpaid principal amount of all Advances, together with all other Obligations, on the Maturity Date.  The Borrower may prepay any Advances in whole or in part at any time without premium or penalty, subject to three (3) Business Days’ advance notice to the Lender.

2.4	Interest

(a)Interest shall accrue on the outstanding principal amount of the Advances at a rate equal to 3.5% per annum.  Interest accruing during each calendar quarter shall be paid by the Borrower in arrears on the tenth (10th) day of the month immediately following the end of such calendar quarter.  If any amount of principal is not paid when due (whether by demand, at stated maturity, by acceleration or otherwise), that amount of principal shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate equal to 8.5% per annum.

(b)In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law.  In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law, such excess amount shall be first applied to any unpaid principal balance owed by the Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, the Lender shall promptly refund such excess amount to the Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

2.5	Payments and Computations

(a)The Borrower shall make each payment of principal, interest and other amounts payable hereunder not later than 1:00 p.m. ET on the due date therefor in Dollars in immediately available funds.

(b)Interest shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. Each computation of interest by the Lender made in accordance with the terms of this Agreement shall be conclusive and binding for all purposes absent manifest error.

(c)Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

2.6	Termination

The Borrower may terminate this Agreement upon thirty (30) days’ notice to the Lender and repayment in full of the Obligations.  The Lender may terminate this Agreement upon the occurrence and during the continuance of an Event of Default.  Termination of this Agreement shall not relieve the Borrower of its obligation to pay in full the Obligations, all of which shall survive termination of this Agreement.

2.7	Taxes

(a)Any and all payments made by the Borrower hereunder shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding income and franchise taxes imposed on the Lender (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.7), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation or other authority in accordance with Applicable Law.

(b)The Borrower will indemnify the Lender for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 2.7) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes were correctly or legally asserted.  This indemnification shall be made within 15 days after demand therefor by the Lender, which demand shall be accompanied by a certificate setting forth in reasonable detail the circumstances concerning the imposition of, and the calculations used to determine, such Taxes. The amounts set forth in such certificate shall be conclusive and binding for all purposes, absent manifest error.

2.8	Evidence of Debt

The Obligations owing to the Lender hereunder shall be evidenced by notations made by the Lender in its financial accounting records and such records shall be prima facie evidence of the existence and amounts of the Obligations; provided that the failure of the Lender to make such notations or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligation in accordance with the terms of this Agreement.

ARTICLE III

CONDITIONS PRECEDENT

3.1	Conditions to Effectiveness

This Agreement shall not become effective until the date on which each of the following conditions is satisfied (such date, the “Closing Date”):

(a)This Agreement shall have been executed and delivered by the Borrower and the Lender;

(b)The Lender shall have received a Promissory Note, in form and substance satisfactory to the Lender, executed by the Borrower; and

(c)The Lender shall have received such documents and certificates (including organizational documents and good standing certificates) as the Lender may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the transactions contemplated by this Agreement and any other legal matters relating to the Borrower, this Agreement or the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender (with each such representation and warranty deemed made as of the Closing Date and as of the date of the making of any Advance hereunder) as follows:

4.1	Organization; Powers

The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

4.2	Authorization; Enforceability

The transactions contemplated by the Agreement are within the limited liability company powers of the Borrower and have been duly authorized by all necessary limited liability company action.  This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.3	Governmental Approvals; No Conflicts

The transactions contemplated by the Agreement (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect, (b) will not violate any Applicable Law or the organizational documents of the Borrower or any order of any Governmental Authority, (c) will not conflict with or result in any breach or contravention of, or require any payment to be made under (i) any indenture, agreement or other instrument to which the Borrower is a party or affecting the Borrower or its properties or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower.

4.4	No Material Adverse Effect

No Material Adverse Effect has occurred since the Closing Date and no other facts or circumstances exist that have had or could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.5	Compliance with Laws and Agreements; No Default

The Borrower is in compliance in all material respects with all Applicable Laws.  The Borrower is in compliance with all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement.

4.6	Investment Company Status

The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, and the Borrower is not subject to any other law restricting its ability to incur Indebtedness.

4.7	Solvency

On the Closing Date, and immediately prior to and after giving effect to the making of each Advance hereunder and the use of the proceeds thereof, (a) the fair value of the Borrower’s assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of the Borrower’s assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) the Borrower is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) the Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) the Borrower is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with the Lender that, until the Termination Date:

5.1	Existence; Conduct of Business

The Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises necessary or desirable in the conduct of its business.

5.2	Payment of Obligations

The Borrower shall pay its obligations, including Tax liabilities, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, (b) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5.3	Maintenance of Properties

The Borrower shall (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.4	Compliance with Laws

The Borrower shall comply in all material respects with all Applicable Laws.

5.5	Use of Proceeds

The proceeds of the Advances shall be used only for the Borrower’s working capital requirements.  No part of the proceeds of any Advance shall be used, whether directly or indirectly (a) for any purpose that entails a violation of any regulation of the Board, including Regulations T, U and X, (b) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the any anti-corruption law, (c) to purchase or carry margin stock (within the meaning of Regulation U of the Board), or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (d) for any other illegal purpose.

5.6	Payment of Taxes, Etc.

The Borrower shall pay and discharge, before the same shall become delinquent, (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income, profit or property and (b) all lawful claims which, if unpaid, might by law become a Lien upon its property; provided, however that the Borrower shall not be required to pay or discharge any such tax, assessment, charge or levy which is being contested in good faith and by proper proceedings and with respect to which the Borrower shall have established appropriate reserves in accordance with GAAP.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with the Lender that, until the Termination Date:

6.1	Indebtedness

The Borrower shall not create, incur, assume or permit to exist any Indebtedness, except:

(a)Indebtedness under this Agreement; and

(b)Indebtedness consisting of Capital Lease Obligations in an aggregate amount not to exceed $150,000 at any time outstanding.

6.2	Liens

The Borrower shall not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)Liens and rights of setoff of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business;

(b)Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.2;

(c)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.2;

(d)pledges and deposits made in the ordinary course of business in connection with (i) workers' compensation, unemployment insurance and other social security laws or regulations and (ii) public utility services provided to the Borrower;

(e)deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(f)judgment liens securing judgments for the payment of money that do not constitute an Event of Default under Section 7.1(i); and

(g)any interest or title of a lessor under any operating lease entered into by the Borrower in the ordinary course of its business and covering only the assets so leased.

6.3	Fundamental Changes

The Borrower shall not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all any substantial part of its assets, (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, or engage in any statutory division or divisive merger, or purchase or otherwise acquire all or substantially all of the assets or any equity interests of any class of, or any partnership or joint venture interest in, any other Person, or change its jurisdiction of organization or the form or type of its organization, or amend, modify or restate its Operating Agreement.

6.4	Disposition of Property

The Borrower shall not sell or otherwise dispose of any of its property, whether now owned or hereafter acquired, except the disposition of obsolete or worn out property in the ordinary course of business.

6.5	Investments

The Borrower shall not purchase, hold or acquire (including pursuant to any merger with any Person) any Investment, except:

(a)cash and cash equivalents;

(b)bank deposits in the ordinary course of business;

(c)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

(d)Investments consisting of the indorsement by the Borrower of negotiable instruments payable to such Person for deposit or collection in the ordinary course of business.

6.6	Restricted Payments

Except as permitted pursuant to its Operating Agreement, the Borrower shall not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment.

6.7	Transactions with Affiliates

The Borrower shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties or as otherwise permitted pursuant to its Operating Agreement.

6.8	Changes in Nature of Business

The Borrower shall not engage in any business other than businesses of the type conducted by the Borrower on the date of execution of this Agreement and businesses reasonably related or incidental thereto.

ARTICLE VII

EVENTS OF DEFAULT

7.1	Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)the Borrower shall fail to pay any principal of any Advance when and as required to be paid hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)the Borrower shall fail to pay any interest on any Advance or any fee or any other amount (other than an amount referred to in Section 7.1(a)) payable under this Agreement, when and as required to be paid hereunder, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder or thereunder shall prove to have been incorrect or misleading in any material respect (or, in the case of any such representation or warranty already qualified by materiality, such representation or warranty shall prove to have been incorrect or misleading) when made or deemed made;

(d)the Borrower  shall fail to observe or perform any covenant, condition or agreement contained in Section 5.1, 5.3 or 5.5 or in Article VI;

(e)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 7.1(a), (b) or (d)), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Lender to the Borrower and (ii) the date a Responsible Officer of the Borrower had actual knowledge of such failure;

(f)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(g)the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.1(f), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(h)the Borrower shall become unable, admit in writing its inability, publicly declare its intention not to, or fail generally to pay its debts as they become due;

(i)there is entered against the Borrower (i) a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) in excess of $25,000  (or the equivalent thereof in a foreign currency) or (ii) a non-monetary final judgment or order that, either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect and in either case (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j)any provision of this Agreement, for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, shall cease to be in full force and effect; or the Borrower or any other Person shall contest in any manner the validity or enforceability of any provision of this Agreement; or the Borrower shall deny that it has any or further liability or obligation under this Agreement, or shall purport to revoke, terminate or rescind any provision of this Agreement;

then, and in every such event (other than an event with respect to the Borrower described in Section 7.1(f) or (g)), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(i)cease to make any additional Advances;

(ii)declare the Advances then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Advances so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and

(iii)exercise all rights and remedies available to it under the Agreement and Applicable Law;

and in case of any event with respect to the Borrower described in Section 7.1(f) or (g), the principal amount of the Advances then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

MISCELLANEOUS

8.1	Amendments, Etc.

No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.2	Notices

All notices and other communications provided for hereunder shall be in writing (including e-mail, mail, facsimile or overnight courier) and delivered (a) if to the Borrower, at Our Town Hospitality, LLC, Attn: Todd Felsen, 306 South Henry Street, Suite 200, Williamsburg, Virginia 23185 and (b) if to the Lender, at MHI Hospitality TRS, LLC, Attn: Scott Kucinski, 306 South Henry Street, Suite 100, Williamsburg, Virginia 23185 or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement).

8.3	No Waiver; Remedies

No failure on the part of the Lender to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

8.4	Costs and Expenses; Indemnity

(a)The Borrower agrees to pay on demand all costs and expenses, if any (including outside counsel fees and expenses), in connection with the collection or enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement.

(b)The Borrower agrees to indemnify and hold harmless the Lender, its Affiliates, and its and their respective directors, officers and employees (each, an “Indemnified Person”) against all claims, damages, liabilities and expenses (including, without limitation, fees and disbursements of counsel) which may be incurred by or asserted against any Indemnified Person in connection with or arising out of any investigation, litigation or proceeding (i) related to any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Advance are applied or proposed to be applied, directly or indirectly, by the Borrower, whether or not the

Lender or any such Indemnified Person is a party to such transactions or (ii) related to the facility under this Agreement or the Borrower’s entering into this Agreement, or to any actions or omissions of the Borrower or any of its officers, directors or employees in connection herewith; provided that the Borrower shall not be required to indemnify any such Indemnified Person from or against any portion of such claims, damages, liabilities or expenses arising out of the gross negligence or willful misconduct of such Indemnified Person.

(c)To the extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any transactions contemplated hereby, any Advance or the use of the proceeds thereof.

8.5	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or any interest herein without the prior written consent of the Lender.

8.6	Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

8.7	Headings

Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

8.8	Severability

If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9	Right of Setoff

If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all obligations (in whatever currency) at any time owing, by the Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement to such Lender or its Affiliates, irrespective of whether or not the Lender or such

Affiliate shall have made any demand under this Agreement and although such obligations of the Borrower may be contingent or unmatured or are owed to an Affiliate of the Lender different from the Affiliate obligated on such Indebtedness.  The rights of the Lender and its Affiliates under this Section 8.9 are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have.  The Lender agrees to notify the Borrower promptly after any such setoff and application, but the failure to give such notice shall not affect the validity of such setoff and application.

8.10	Governing Law; Jurisdiction; Jury Trial Waiver

(a)This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the Commonwealth of Virginia without deference to conflicts of laws principals.

(b)The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Lender or any Related Party thereof in any way relating to this Agreement or the transactions relating hereto, in any forum other than the courts of the Commonwealth of Virginia sitting in City of Williamsburg/James City County, Virginia, and of the United States District Court for the Eastern District of Virginia, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or the transactions relating hereto may be heard and determined in such Virginia court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.  Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in clause (b) of this Section.  Each party hereto irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE,

AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.11	Third Party Beneficiary

No third-party beneficiary is intended hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

OUR TOWN HOSPITALITY, LLC, as Borrower

By:	WWIII Manager, LLC, its manager

By:	/s/ Wayne West III
Name:	Wayne West III
Title:	Manager

MHI HOSPITALITY TRS, LLC, as Lender

By:	/s/ David R. Folsom
Name:	David R. Folsom
Title:	Manager

[Signature Page to Credit Agreement]